EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-284882 on Form S-3 and Registration Statement No. 333-238290 on Form S-8 of our report dated February 10, 2026, relating to the consolidated financial statements of CNA Financial Corporation and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
February 10, 2026